Exhibit 99.1

China Ritar Power Corp. Announces Financial Results for Third Quarter of Fiscal 2008

Shenzhen, China, Nov 13, 2008—China Ritar Power Corp. (OTC Bulletin Board: CRTP) (“China Ritar” or the “Company”), a leading Chinese manufacturer of lead acid batteries, today announced its financial results for the third quarter of fiscal year 2008 ended on September 30, 2008.

Third Quarter Highlights

•	Revenue grew 30.4% year-over-year to a record $36.3 million
•	Gross profit increased 18.0% to a record $7.5 million from $6.3 million a year ago
•
Net income was $2.4 million, compared to $3.1 million for the third quarter a year ago. Excluding $0.96 million non-cash, stock-based compensation expense, non-GAAP net income increased 7.8% to $3.4 million

•	Fully diluted earnings per share were $0.12, compared to $0.16 a year ago. Non-GAAP fully diluted earnings per share was $0.17
•	Overseas sales accounted for 83% of total sales in the third quarter, compared to 71% for the first half of 2008
•	Alternative energy sales increased to 15% of sales, compared to 6% a year ago

“We made significant progress expanding our market share in the third quarter with increased sales overseas and further penetration in the alternative energy market. Moreover, we continue to experience strong demand from telecom and uninterruptable power sources (UPS) markets which contributed to our strong performance for the quarter,”commented Mr. Jiada Hu, China Ritar’s Chairman and Chief Executive Officer. “Our advanced R&D in product innovation has granted us a unique edge in establishing our position in the alternative energy market with world-leading clients such as Emerson Electric in the US and Suntech Power in China. We believe that our successful penetration in this market will contribute to stronger growth and higher margins over the next few years.”

Revenue was a record $36.3 million for the third quarter of 2008, exceeding revenue of $27.8 million in the third quarter of 2007 by 30.4%. Revenue growth was mainly attributed to a significant increase in sales of telecom, UPS and alternative energy batteries in overseas markets as a result of proactive marketing strategies during the period. Batteries used for Telecom, UPS and light electronic vehicles (LEV) markets accounted for 41%, 31% and 10% of total sales of the third quarter of 2008, respectively. During the quarter, the Company successfully increased its penetration in the alternative energy battery market with the addition of five new customers bringing the total customers for this market to 30. Revenue generated from this market increased to 15% of the Company's total sales during the third quarter of 2008 compared to 6% in the same period a year ago.

Gross profit in the third quarter increased 18.0% to a record $7.5 million from $6.3 million in the same period last year. Gross margin for the quarter was 20.5% compared to 22.7% in the third quarter of 2007. The decrease in gross margin is mostly due to a special promotion with lower sales price implemented as a part of the Company's sales strategy to increase their market share. The promotional campaign offered on average a 2-3% reduction in sales price and is expected to last throughout 2008.

Operating expenses increased 53.3% to $4.0 million compared to the same period last year. The increase was mostly due to $0.96 million non-cash, stock-based compensation recognized under salaries in the quarter that did not occur in the year earlier period. This accounting arrangement relates to the potential release of shares of the Company's common stock to the Company's CEO from escrow pursuant to a make good agreement entered into by the Company in connection with its private placement financing in February 2007. Management believes that the Company will meet the net income target for 2008 of $8.2 million set forth in that make good agreement, therefore recording the compensation expense for the third quarter of 2008. Excluding this non-cash, stock-based compensation expense, operating expenses were 8.3% of revenue compared to 9.3% of revenue a year ago.

Income tax increased to $777,491 from $327,242 in the third quarter in 2007. The Company paid more taxes mostly because of the increased income and minority interests. The increase of income tax was also due to a change of income tax rate of the Company's subsidiary, Shenzhen Ritar, to 18% as of January 1, 2008, previously it was 7.5%. The Company expects the tax rate to remain the same for the fourth quarter and increase to 20% for 2009. The tax rates for other facilities remain the same.

Net income decreased 22.9% to $2.4 million in the third quarter from $3.1 million in the same period last year. Excluding the non-cash, stock-based compensation, non-GAAP net income for the third quarter of 2008 was $3.4 million, increasing 7.8% from the same period prior year. Non-GAAP net margin for the third quarter was 9.4%, compared to 11.2% for the same period in 2007. Fully diluted earnings per share were $0.12, compared to $0.16 a year ago. Non-GAAP fully diluted earnings per share were $0.17, increasing 8.9% from a year ago.

Nine Months Results

Revenue for the first nine months of 2008 was $86.4 million, up 75.9% from $49.1 million during the same period prior year. Gross profit was $17.5 million, or 20.3% of revenue, up 64.8% from $10.6 million, or 21.6% of revenue, in the first nine months of 2007. Operating profit was $7.6 million, or 8.8% of revenue, up 36.2% from $5.6 million, or 11.4% of revenue, in the first nine months of 2007. Net income for the first nine months of 2008 was $4.7 million, or 5.4% of net revenue, compared to net income of $4.5 million, or 9.2% of revenue in the same period a year ago. Net income for the first nine months of 2008 includes approximately $3 million in non-cash stock-based compensation discussed above. Non-GAAP net income for the first nine months was approximately $7.7 million, increasing 71.1% compared to the same period last year. Diluted earnings per share were $0.24, compared to $0.25 per diluted share in the same period a year ago.

Financial Condition

As of September 30, 2008, China Ritar had $3.7 million in cash and equivalents, $24.0 million in working capital and $4.1 million in long-term loan. Shareholders' equity stood at $33.2 million, up from $23.7 million at year end 2007.

Business Outlook

China Ritar added five new production lines at the Hengyang factory in the first half of 2008 bringing the total number of production lines to 19. The Company is in the process of ramping up the utilization rate of its new production lines which is currently at 25% and expected to increase to 85% in 2009. The Company expects revenues from its batteries used for alternative energy storage will increase to 15% of total sales in 2008 and 25% in 2009, compared to 5% in 2007.

“We are strategically adjusting our product mix away from highly competitive markets such as automobiles to higher margin, emerging markets. We believe the demand for alternative energy storage will continue to increase as developing countries strive to reduce C02 emissions,” said Mr. Jiada Hu. “We also believe that we have established a strong competitive position with our nano gel batteries that are of equal quality yet priced 1/3 to 1/2 less than international competitors. Moreover, we continue to develop our position in the telecom market, especially in developing countries such as India and Brazil, which are undergoing nation-wide construction of their telecom infrastructures, and China, which is ramping-up its 3G network construction throughout the country.”

About China Ritar Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterruptible Power Supply (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy systems (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas. Additional information can be found at the Company's website http://www.ritarpower.com.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-FINANCIAL TABLES FOLLOW-

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,723,965	$4,775,562
Accounts receivable, net of allowances of $1,208,391 and $670,327	24,879,945	12,042,973
Inventories	22,944,858	11,850,682
Advance to supplier	1,922,308	3,328,039
Other current assets	1,406,042	577,493
Restricted cash	3,475,050	5,857,637

Total current assets	58,352,168	38,432,386

Property, plant and equipment:
Property, plant and equipment, net	12,855,833	6,274,103
Intangible assets, net	15,372	18,083
Land use right	482,257	451,456
Due from related parties	-	206,175

Total assets	$71,705,630	$45,382,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,422,291	$10,878,649
Income and other tax payable	2,399,035	1,168,938
Accrued salaries	415,768	300,552
Bills payable	1,550,096	4,012,797
Other current liabilities	2,256,394	1,939,708
Current portion of long term debt	536,950	170,903
Short term loans	5,792,748	3,089,922

Total current liabilities	34,373,282	21,561,469

Long-term liabilities:
Long-term loans	4,074,679	136,722
	4,074,679	136,722

Total liabilities	38,447,961	21,698,191

Minority interest in consolidated subsidiaries	9,310	28,058
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,134,992 and 19,000,996 shares issued and outstanding	19,135	19,001
Additional paid-in capital	18,259,376	15,343,481
Retained earnings	11,570,436	6,889,145
Accumulated other comprehensive income	3,399,412	1,404,327

Total stockholders’ equity	33,248,359	23,655,954

Total liabilities and stockholders’ equity	$71,705,630	$45,382,203

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$86,394,684	$49,102,024	$36,321,897	$27,849,417

Cost of sales	68,893,115	38,482,501	28,868,390	21,531,285

Gross profit	17,501,569	10,619,523	7,453,507	6,318,132
Operating expenses
Salaries	3,946,743	870,074	1,469,858	258,219
Sales commission	875,854	960,622	419,499	726,104
Shipping and handling cost	1,166,326	928,194	463,794	508,986
Other selling, general and administrative expenses	3,914,333	2,271,521	1,633,578	1,106,813
Additional expenses	-	10,643	-	-

	9,903,256	5,041,054	3,986,729	2,600,122

Operating profit	7,598,313	5,578,469	3,466,778	3,718,010

Other income and (expenses)
Interest income	128,398	21,030	49,260	4,506
Other income	963	1,365	744	1,247
Interest expenses	(749,610)	(188,939)	(403,439)	(79,694)
Foreign currency exchange (loss) gain	(457,690)	(297,412)	74,433	(147,131)
Other expenses	(8,739)	(33,085)	(3,425)	(34,320)

Other (expenses)	(1,086,678)	(497,041)	(282,427)	(255,392)

Income before income taxes and minority interests	6,511,635	5,081,428	3,184,351	3,462,618

Income taxes	(1,850,361)	(540,810)	(777,491)	(327,242)

Income before minority interests	4,661,274	4,540,618	2,406,860	3,135,376

Minority interests share (profit) loss	20,017	(4,923)	3,205	(8,787)

Net income	4,681,291	4,535,695	2,410,065	3,126,589

Other comprehensive income
Foreign currency translation adjustment	1,995,085	725,129	352,424	305,412

Comprehensive income	$6,676,376	$5,260,824	$2,762,489	$3,432,001

Earnings per share:
- Basic	$0.24	$0.26	$0.13	$0.16
-Diluted	$0.24	$0.25	$0.12	$0.16

Weighted average number of shares outstanding:
- Basic	19,125,115	17,751,406	19,134,992	19,000,996
-Diluted	19,479,221	18,352,671	19,519,730	19,722,493

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended
	September 30
	2008	2007
Operating activities
Income for the period	$4,681,291	$4,535,695
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	653,925	390,532
Amortization of land use right	2,264	-
Allowance of bad debts-Accounts receivable	479,359	119,677
Allowance of bad debts-Other receivable	67,549	26,771
Allowances for slowing moving items	117,198	-
Stock based compensation-make good provision	2,890,050	-
Minority interests	(20,017)	4,923
Changes in non-cash operating working capital items:	-	-
Accounts receivables	(12,103,486)	(2,506,147)
Inventories	(10,061,890)	(8,056,587)
Advance to suppliers	1,546,540	-
Other current assets	(836,721)	(1,364,909)
Accounts payable	9,542,377	2,318,614
Income tax and other tax payable	1,132,426	(581,766)
Accrued salaries	97,431	154,042
Bills payable	(2,656,342)	2,709,815
Other current liabilities	131,190	1,578,350
Net cash used in operating activities	(4,336,856)	(670,990)

Investing activities
Loan to related parties	216,761	618,401
Proceeds from disposal of fixed assets	-	374
Purchase of equipment	(6,615,432)	(2,181,130)
Net cash used in investing activities	(6,398,671)	(1,562,355)

Financing activities
Proceeds from issuance of stock, net of direct issue expenses $1,835,952	-	10,414,048
Proceeds from issuance of stock for warrant exercised	26,105	128,607
Proceeds from other loan borrowings	85,812	49,653
Proceeds from bank borrowings	23,609,767	3,817,192
Repayment of other loan borrowings	-	(360,529)

Repayment of bank borrowings	(17,102,702)	(3,142,808)
Deferred offering costs	-	321,271
Restricted cash	2,724,036	(3,428,421)
Net cash provided by financing activities	9,343,018	7,799,013

Effect of exchange rate changes in cash	340,912	279,397

Net (decrease) increase in cash and cash equivalents	(1,051,597)	5,845,065

Cash and cash equivalents, beginning of year	4,775,562	954,843

Cash and cash equivalents, end of year	$3,723,965	$6,799,908

Supplemental disclosure of cash flow information
Cash paid during the year
Interest paid	$283,715	$143,144
Income taxes paid	$629,901	$166,170

Non-cash financing activities
Issuance of common stock for cashless exercise of warrants	125	-

# # #

For more information, please contact:

Elite IR
John Marco, Partner
Tel: +1-310-819-2948
Email: John.marco@elite-ir.com

Elite IR
Leslie J. Richardson, Partner
Tel: +852-3183-0283
Email: Leslie.richardson@elite-ir.com